Exhibit 10.10

August 30, 2013

Mr. John Schmid

11385 Mandrake Point

San Diego, CA 92131

Dear John:

We are pleased to offer you a full-time position with Auspex Pharmaceuticals, Inc. as Chief Financial Officer reporting to the Chief Executive Officer. In this role your compensation will be Two Hundred and Seventy-Five Thousand Dollars ($275,000.00) annually, which will be paid in accordance with Auspex’s normal payroll schedule and will be subject to standard payroll deductions and withholdings.

In addition, you are eligible for a bonus opportunity of thirty percent (30%) of your base salary as determined by the Board of Directors.

In this position, your decisions will directly support the direction and growth of Auspex. Considering the stage of Auspex, it is not possible at this time to fully define all of your duties, so Auspex may modify your role as business needs require. Your role, however, is an important one and will require your full-time attention. As such, you agree not to engage in any other employment, occupation or consulting while employed with Auspex that will conflict with your full time responsibilities to Auspex.

Subject to the approval of the Board of Directors, you will be given the opportunity to purchase 650,000 restricted shares of Auspex’s Common Stock at a price of $0.12 per share (the “Restricted Stock”). The Restricted Stock will be subject to an option of the Company to repurchase such shares at the lesser of (i) the purchase price of the Restricted Stock or (ii) the fair market value of the Restricted Stock at the time of repurchase (the “Repurchase Option”). The Restricted Stock will vest ratably and be released from the Repurchase Option on a monthly basis for 48 consecutive months, measured from the date of purchase of the Restricted Stock, so long as you continue in employment during such time. In addition, you are eligible to participate in all of the employee benefits that Auspex offers to its regular full-time employees subject to the terms and conditions of the applicable policy or plan which may be modified from time to time at Auspex’s discretion. A more detailed explanation of the benefits can be provided to you upon request. The Restricted Stock and the purchase of the Restricted Stock will be governed in all respects by the terms and conditions of the Company’s 2010 Equity Incentive Plan and your restricted stock purchase agreement, which you will be required to sign as a condition of purchasing the Restricted Stock.

Should your employment with the Company be terminated without Cause (as defined below) outside of the Change of Control Protection Period (as defined below) and for reasons other than due to your death or disability, then you shall be entitled to receive severance payments equal to the rate of base salary which you were receiving at the time of such termination during the six (6) month period following the date of your termination (the “Severance Period”). These severance payments shall be conditioned upon you (a) furnishing to the Company an executed release of claims in a form acceptable to the Company (the “Release”) within the applicable time period set forth therein, but in no event later than 45 days following your termination date, and (b) allowing the Release to become effective in accordance with its terms. These severance payments shall be paid during the Severance Period on the same schedule after termination as if you were still employed by the Company, in accordance with the Company’s standard payroll practice and which shall be subject to applicable withholding taxes, provided that any payments scheduled to be made to you prior to the Release effective date shall instead accrue and be paid during the first payroll period that commences thereafter.

Mr. John Schmid

August 30, 2013

Page Two

Should your employment with the Company be terminated without Cause (as defined below) within the Change of Control Protection Period (as defined below) and for reasons other than due to your death or disability, then you shall be entitled to receive severance payments equal to the rate of base salary which you were receiving at the time of such termination during the six (6) month period following the date of your termination (the “Change of Control Severance Period”). These severance payments shall be conditioned upon you (a) furnishing to the Company an executed Release within the applicable time period set forth therein, but in no event later than 45 days following your termination date, and (b) allowing the Release to become effective in accordance with its terms. These severance payments shall be paid during the Change of Control Severance Period on the same schedule after termination as if you were still employed by the Company, in accordance with the Company’s standard payroll practice and which shall be subject to applicable withholding taxes, provided that any payments scheduled to be made to you prior to the Release effective date shall instead accrue and be paid during the first payroll period that commences thereafter.

For the purposes of this offer letter, the terms below shall have the following meanings:

(a)	“Cause” shall mean the occurrence of any of the following events: (i) your willful failure to substantially perform your assigned duties or responsibilities as an employee of the Company that is not cured within 30 days following written notice thereof from the Company describing your failure to perform such duties or responsibilities, (ii) your engaging in any act of fraud, embezzlement, or other illegal conduct detrimental to the Company, (iii) your willful violation of any federal or state law or regulation applicable to the Company’s business, (iv) your material breach of any confidentiality agreement or invention assignment agreement between you and the Company, if such breach is not cured to the Company’s satisfaction within 30 days of written notice thereof from the Company to you specifying the nature of such breach (provided that such breach is of a nature that it may potentially be cured during such a period), or (v) your being convicted of or entering a plea of nolo contendere to a felony involving an act of moral turpitude.

(b)	“Change of Control” shall mean either (i) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation or stock transfer, but excluding any such transaction effected primarily for the purpose of changing the domicile of the Company), unless the Company’s stockholders of record immediately prior to such transaction or series of transactions hold, immediately after such transaction or series of related transactions, more than 50% of the voting power of the surviving or acquiring entity (provided that the sale by the Company of its securities for the primary purpose of raising additional funds shall not constitute a Change of Control hereunder), or (ii) a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company, other than a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries to an entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediate prior to such a sale, lease, exclusive license or other disposition.

(c)	“Change of Control Protection Period” means the period that commences 30 days prior to the Change of Control and that ends 12 months thereafter.

Your severance benefits are intended to be exempt from application of Section 409A of the Internal Revenue Code, and any ambiguities herein shall be interpreted accordingly.

In compliance with federal laws and regulations, you will be required to provide Auspex documentary evidence of your identity and eligibility for employment in the United States as a condition of employment. Such documentation must initially be provided to us within three (3) business days of your date of hire or our employment relationship with you may be terminated.

Mr. John Schmid

August 30, 2013

Page Three

Your employment with Auspex is “at will” which means your employment may be terminated by either you or Auspex at any time with or without cause or advance notice. In connection with this at will relationship, Auspex reserves the right to exercise Its managerial discretion in such areas as assignment of duties, compensation, benefits and discipline.

We will need you to read and sign several documents as a condition of your employment at Auspex. These include:

•	A Prior Employment Agreements Schedule (Exhibit A) that lists any and all agreements relating to your prior employment that may affect your ability to be employed by Auspex or limit the manner in which you may be employed. Unless you advise us to the contrary we will assume that by accepting this offer there are no agreements that will prevent you from being employed by Auspex or performing your duties here.

•	A Confidentiality Agreement, a copy of which is attached.

•	A Non-Disclosure and Developments Agreement (copy attached) which requires, among other provisions, the assignment of patent rights to any invention made during your employment at Auspex, and non-disclosure of Company proprietary information. Please note that we must receive your signed Agreement on or before your first day of employment.

•	An Arbitration Agreement, a copy of which is attached.

This letter, along with the Prior Employment Agreements, Confidentiality Agreement, Nondisclosure and Developments Agreement and Arbitration Agreement sets forth the terms and conditions of your employment with Auspex and supersedes any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews, or pre-employment negotiations, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the Chief Executive Officer and you.

This offer is contingent upon the verification by Auspex of information you have provided to us regarding your qualifications for employment. If you are in agreement with this offer, please indicate your acceptance by signing below and indicate your start date which, based on our discussions, will be September 30, 2013 (or other mutually agreed upon date).

John, we are extremely excited to make you this offer and look forward to having you as part of the Auspex team. We think you will be a very valuable addition to Auspex and will help it to achieve its long-term goals.

Sincerely,

/s/ Pratik Shah

Pratik Shah
Chairman of the Board

ACCEPTED:

/s/ John Schmid	9-3-13
John Schmid

9/30/13*	* subject to timely completion of Trius acquisition by Cubist in mid-September 2013.
Start Date

Enclosures:

Arbitration Form	Non-Disclosure and Developments Agreement
Confidentiality Agreement	Prior Employment Agreements